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KBL, LLP™
Certified Public Accountants & Advisors

**Exhibit 16.1 to Form 8K of Arrow Resources Development, Inc.
Filed on May 16, 2008 With the Securities Exchange Commission**

Board of Directors
Arrow Resources Development, Inc.
New York, NY

The Company has provided KBL with a copy of this report prior to the time it has filed the report. KBL acknowledges that they have seen this report and the disclosures therein and they agree with the statements made by the Company in response to this Form 8-K. Based thereon, KBL has advised the Company that the audit report issued by KBL for the Company's financial statements for the year ended December 31, 2007 should no longer be relied upon.

We hereby consent to the incorporation by reference to the Form 8-K dated May 16, 2008 of Arrow Resources Development, Inc. for the year ended December 31, 2007 regarding Arrow's intention to amend its Form 10-KSB for the year ended December 31, 2007 and to all references to our firm included in this 10KSB.

KBL, LLP

KBL, LLP
Certified Public Accountants and Advisors
May 16, 2008